Exhibit 99.(s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

Fundrise Growth Tech Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities To Be Carried Forward
Newly Registered Securities
Fees To Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares	Rule 415(a)(6)	84,525,032		$869,762,579.28			N-2	333-257157	May 11, 2022	$92,700
Total Offering Amounts						$869,762,579.28
Total Fees Previously Paid												$92,700
Total Fee Offsets
Net Fee Due
(1)	Pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended, this Registration Statement carries forward 84,525,032 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-257157) effective May 11, 2022 (the “Prior Registration Statement”) and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).
(2)	As of July 29, 2024, the Fund's NAV per Share was equal to $10.29.